Exhibit 4.40

Integrated marketing and promotion service contract

contract NO:

Party A: Zhejiang Liangxiao Culture and Media Co., LTD

Contact person: Wu Hao	Tel.: 15058476984	I WeChat ID:
Address: 1601, Hengda gao Building, South Business District, I District, Ningbo City, Zhejian Provinceg
zip code :	fax NO:
E-mail: 315530248@qq.com	QQ number:

Party B: Guangzhou Shuzhi Communication Culture Co., LTD
Contact person: Chen Lian Tel.: 18675856167 Microsignal: Vivian 007
Address : Room 1101, No.156, South Zhou Road, Haizhu District, Guangzhou City
Postal code: 510006	fax NO:/
E-mail :	QQ No. : /

In accordance with the relevant provisions of the Civil Code of the People’s Republic of China, Party A and Party B, in line with the principles of equality, voluntary, mutual benefit, enter into the following agreement to entrust Party B to provide marketing integration and promotion services, which shall be jointly implemented by both parties.

one, Service matters

1. Party B shall provide professional services to Party A, including marketing planning plans for the products, businesses and brand image to be promoted by Party A’s customers, and conduct advertising promotion on Internet media advertising platforms (including but not limited to Guangdiantong, Circle of Friends, Toutiao, Kuaishou, etc., hereinafter referred to as “platforms”) ;

2. Party A agrees to entrust Party B to carry out the integrated marketing and promotion services agreed herein, carry out online advertising promotion on the above platforms cooperated by Party B, and pay the corresponding service fee to Party B in accordance with the provisions herein. The specific platform shall be subject to the platform listed in the Reconciliation Confirmation Form.

3. The advertising promotion agreed in this Contract refers to a kind of information technology service that displays the information of Party A or its customers on the result page of the above platform and the relevant pages (collectively referred to as “Display Page”).

4. Party B shall provide account opening and recharge services for Party A or its customers on the corresponding platform where advertising is required. During the service term, Party A shall operate the account by itself and provide advertisements, and Party B shall assist Party A to open an account and recharge. If Party A needs Party B to provide other services, or Party B needs to operate the account and advertise on behalf of Party B, both parties shall sign a written supplementary agreement and pay separately.

two, term of service

1. Service period: September 01, 2022 to December 31, 2022.

2. One month prior to the expiration of this contract, if both parties agree to renew the contract separately. If both parties fail to renew the contract, the contract will be automatically terminated on the date of expiration of the service term.

three, Account management

1.Party a shall provide party b with party a itself or customers of the following information for party b platform application set account: business license, legal representative identity, the power of attorney, trademark registration certificate, patent certificate and other operators legal operation of valid licenses, party a for the material authenticity and take full responsibility.

2. Party A confirms that the following platform accounts belong to the related account of Party A, and the relevant rights and obligations of the related account are made by Party A

Party A shall enjoy the rights and undertake the obligations as agreed herein: L 。

3. Party A or its customers must take strict confidentiality measures to keep the information and password of the account. If the funds in the account are lost or the fees can not be normally deducted due to the password leakage of party A or its customers, party A or its customers shall bear the expenses.

4. The ownership of the account shall belong to the platform. After the expiration of the cooperation term, if both parties fail to renew the contract, the platform or Party B shall have the right to recover the right to use the account.

IV. Recharge payment and fund management

1 The platform agreed herein is the pre-recharge system mode, and Party A shall pay RMB / YUAN (in words: - - / 10,000 yuan only) to Party B within five working days after the contract comes into force. As the pre-recharge payment for Party A’s network promotion, Party B shall, after receiving the pre-recharge payment, recharge different platforms according to the promotion and release needs of Party A or its customers.

2. During the term of cooperation, Party A or its customers shall judge whether to recharge by themselves according to the account balance. If Party A or its customers decide to recharge, it shall recharge to Party B in writing and timely pay the corresponding recharge amount to Party B’s bank account. If party A delays the delay in payment, Party A shall bear the responsibility, and Party B shall not bear any responsibility.

3 . Party a approved and accept all regulations issued by the corresponding platform about advertising services (including but not limited to product introduction, price standards, notice, specification, agreement, etc.), the relevant provisions of the platform (including the platform of the regulations or rules, etc.) as a valid attachment of this contract.

4. The deduction rules for funds in the accounts of Party A or its customers are as follows : For bidding advertising or brand advertising, if the above deduction rules are inconsistent with the platform rules, the platform rules shall prevail. If Party A has any objection to the deduction of the platform, it shall apply for relevant compensation (compensation). Party B shall provide necessary assistance, but Party A shall not require Party B to bear the corresponding responsibilities.

5. Party A or its customers shall not require Party B or the platform to return the funds into the platform account after the platform has been actually promoted and the fees is deducted. If Party A needs to return the remaining funds in the account, Party A shall notify Party B in writing in advance and return them to Party A without interest after Party B.

6 . Upon the expiration of the cooperation term between both parties, if both parties fail to renew the contract and there is any balance in Party A’s account, Party B has the right to withdraw the account without spending the remaining amount and return the balance to the account after the renewal of the contract.

six, Advertising production

1. Party a or its customers need to promote on the platform of advertising content are made by party a according to the planning provided by party b, but party a shall make the authenticity, legitimacy and validity of advertising content, if because a, the responsibility of the advertising, by party a is responsible for, if party b or platform economic losses, party a shall bear the liability for compensation.

2 If party A needs to promote the advertising content on the platform to be produced by Party B, Party A shall sign an advertising production contract with Party B and pay the fees separately.

seven, Advertising promotion rules

1 . The advertising content published by Party A or its customers shall not violate the provisions of national policies, laws and regulations, violate public order and good customs, involve any sensitive social issues, or infringe the legitimate rights and interests of others, including privacy rights, intellectual property rights, etc. Otherwise, all responsibilities arising therefrom shall be borne by Party A.

2. Both party A and Party B confirm that all data under this Agreement (including but not limited to the location of information release, final amount, release time, browsing perception, exposure, and transformation ■) shall be subject to the background data of the platform, and the future data shall be used as the basis for determining the facts.

3. Party B has the right to review the advertising content provided by Party A. However, no matter whether the contents of the advertisement have been reviewed by Party B, if Party A finds that Party A’s advertisements are in the process of the release of Party A, Party B prompts the advertisement (party B or the platform shall have the right to suspend the release). If party a not rectification, party b shall have the right to cancel the party a’s advertising content and shall have the right to ask party a pay 20% of the contract price penalty due to breach of contract, if party b or platform by administrative punishment, advertising block or other adverse social consequences, all responsibility (including but not limited to economic compensation, etc.) shall be borne by party a.

4. Within 7 working days before the advertising promotion, Party A shall provide Party B with the qualification certificate, business license (copy), product manual and other relevant certification materials required for reviewing the authenticity and legality of the advertising content, and shall be responsible for the authenticity and legality of the certification materials provided.

5. During the advertising promotion period, Party B and the platform shall not be liable for the suspension or suspension of the advertising promotion due to hackers, network failure, national policy requirements, etc.

6. If the advertising content required to be promoted by Party A must go through the approval procedures of relevant government departments, Party A shall release the promotion only after the approval.

7. If the advertising content required to be promoted by Party A fails to pass the advertising department of the platform and causes the delay in advertising release, the applicant shall bear the responsibility, except if the above advertising content is produced by Party B.

eight, Payment and reconciliation

1. Advertising platform in this contract are prepaid phone advertising system, party a shall pay attention to the account of the balance, and so on and timely transfer money to party b account, at the same time, party b can also according to party a’s account consumption and balance, by electronic mail, piece, telephone notification to party a, party a agrees to renew and payment, party b according to the payment amount of prepaid phone advertising platform.

Party B’s collection account number is as follows :

Account name : Guangzhou Shuzhi Communication Culture Co., LTD

Bank : Bank of China, Guangzhou Panyu Luoxi Sub-branch

Account number: [*]

Without the written authorization of Party B, Party A shall not pay any money to other accounts of Party B or party B’s staff, otherwise, it shall not be deemed to be paid to Party B by Party A for the performance of this Contract, and Party A shall bear the consequences caused thereby.

2 Party b after receiving money from party a and party a in the platform account after the deduction consumption, party a shall send file ticket notice to party b, after party b check, the next month by party b according to the corresponding amount of special invoice or VAT invoice (invoice for information technology service * information service, tax rate is % [countries adjust the tax rate of similar projects, according to the adjusted tax rate]). The billing information of Party A is as follows :

Company name: Zhejiang Liangxiao culture Media Co., LTD

Taxpayer identification number: [*]

Registered address: 1601, Hengda gao Building, Southern Business District, Longzhou District, Ningbo City, Zhejiang

Tel.: 5058476984

Bank of deposit : Bank of China Limited, Ningbo Yayuan Sub-branch

Bank account number: [*]

3. If party A changes the billing information, it shall timely notify Party B by email, wechat or other means. If the invoice information is wrong due to party A’s failure of timely communication, Party A shall bear the corresponding responsibilities. If party A can’t receive the invoice due to party A’s fault, it has nothing to do with Party B. At the same time, once the invoice is issued, it will not be returned, and party B will not bear all the losses.

4. Account charged by account and party a shall pay to party b, party b monthly and party a reconciliation, party b in the 10th of the corresponding data and form the statement, party a within 3 days upon receipt of the statement of party b must be check and seal back to party b, party a did not timely check or seal back, as party a approved by party b, statement data, party b has the right to claim directly to party a according to the global bill data.

5. The service fee shall be communicated by the parties before the contract and shall be paid according to the service standard

The standard is: _____L_____________

6. If party a emergency need party b prepaid payments, should be agreed by party b, party b, party b agreed to prepaid payments by party a, party a shall party b within 3 days from the date of the advances to party b to party b to party b, if overdue, party b has the right to stop the corresponding advertising platform, at the same time, party a shall, in accordance with the contract to party b overdue payment liability for breach of contract.

nine, intellectual property right

1 .. Both parties guarantee that the materials, information, materials and documents provided by one party to the other party shall be legally obtained and will not be violated Any other person’s intellectual property rights and other legitimate rights, otherwise, all responsibilities shall be borne by the provider itself. If the economic losses are caused to the other party, the provider shall be liable for compensation.

2. Both parties guarantee that the other party’s hardware, software, program, password, trade name, technology, license, patent, high standard, technical knowledge and the legal process is the other party, will not produce any form of transfer, transfer or common because of this contract, the party without any right or benefit.

3 If one party finds that the other party violates the protection of intellectual property rights, it shall have the right to request the other party to immediately stop the infringement and bear the liability for compensation.

+, maintain secrecy

1. Party A and Party B shall keep confidential the confidential information of the other party during the performance of this Contract. Except for the performance of this Contract, the receiving receiver shall not disclose to any third party the confidential information of the other party (including its branches, holding company and joint venture) during the performance of the obligations under this Contract. Confidential information includes technical information and business information, which includes but is not limited to operation manual, technical scheme, engineering design, technical indicators, technical report, experimental data, work progress and related correspondence, etc. The business information includes but is not limited to the purchase plan of the receiver, product price, product use, negotiation between the parties, and any signed documents, including all information contained in the contract, agreement, memorandum and order, but the corresponding information published by Party A through advertisements does not belong to the confidential information agreed herein.

2 . Without the written consent of the other party, the receiving Party shall not use or disclose any confidential information of the other party to the other party, whether oral or written, or in the form of disk, film or electronic parts.

3. The Receiving Party shall protect the Confidential Information with care at least equivalent to protecting its own secrets and at least not less than reasonable care to prevent the theft of the Confidential Information or any unauthorized use, disclosure or dissemination of the Confidential Information.

4 Employees of the Receiving Party shall be limited to knowing the purpose necessary to access the confidential information of the other party, but shall be subject to the confidentiality provisions at least as strict as this Contract. If the employee of the other party breaches the confidentiality agreement of this contract, the other party shall be jointly and severally liable.

5 . When the relevant party proposes to recover the confidential information, the receiving party shall return the relevant information and its copies to the other party, or destroy the data and their copies at the request of the other party and provide relevant certificates.

6. Unless expressly expressed, the disclosure of the other party to the receiving Party under this Contract does not indicate the license or use of any patent, trademark, copyright, trade secret and other intellectual property rights granted to the receiving Party.

7. If either party violates the above provisions, the other party shall have the right to adopt one or more of the following remedies according to the extent of the breach and the damage caused : terminate the cooperation between the parties ; require the breaching party to compensate the other party in full according to the total contract amount ; and claim compensation (including but not limited to attorney’s fees, investigation and evidence collection, etc.) ;

8 . The confidentiality obligations of the parties hereunder shall be valid forever, unless such confidential information has been fully and legally disclosed or the disclosing party declares that the information will not be kept confidential.

Xi. Breach of contract office

1 . Party a overdue payment, each day overdue shall pay the amount of five out of penalty, and party b shall have the right to temporarily stop the service, so the consequences shall be borne by party a, party b does not bear any responsibility, overdue more than 15 days, party b shall have the right to unilaterally terminate the contract and require party a to pay 20% of the total contract price penalty due to breach of contract.

2. If this Contract is terminated not due to Party B’s subjective fault, or Party A unilaterally terminates this Contract in advance, the fees charged by Party B shall not be refunded. If party B causes any losses thereby, Party A shall compensate Party B for all the actual losses.

3. If this Contract is terminated in advance due to party B’s subjective fault, Party B shall refund the expenses corresponding to the payment amount not advertised by Party A. If party A causes losses, Party B shall also compensate Party A for all the actual losses.

Twelve, special and free from expensive

1. Party a understand, based on the overall market interests and business needs, the media and the platform, website may not regularly to its website service content, layout, page design, such as the adjustment affect the data under this contract (including but not limited to release location data promotion time, etc.), party a will give full understanding, party b should Minimize these effects.

2. Party A understands that in order to launch the normal operation of the platform and website, the media will shut down the website regularly or irregularly. If the advertisements under this Agreement cannot be released due to the plan, Party A will understand and Party B shall notify Party A within the shortest possible time.

3. In addition to the above circumstances, if the advertising cannot be made due to the media party for other reasons, Party A shall understand and Party B shall timely notify Party A and make adjustments to the delivery plan to minimize the impact.

4. Party A agrees that if party B fails to publish the advertisement as planned due to the above circumstances, party B shall not be deemed to have breached the contract.

+ 3. Anti-corruption clause

1. The parties shall urge their employees, agents, consultants and other personnel related to the performance of this Contract (collectively “stakeholders, personnel”) to comply with all laws and regulations related to anti-bribery road and anti-corruption, and shall not engage in any form that may involve bribery, corruption, extortion, duty occupation or other illegal acts.

2. Any party shall guarantee that the other party or the interested party of the other party is protected from any expenditure, damage, liability, loss or expense directly or indirectly caused by the violation of the party or the interested party against bribery law.

In case of any violation, the party shall bear the full liability for compensation to the other party.

Notice and service

1 . All notices between the two parties shall be in writing and may be delivered by special person, registered mail, express mail, fax, E-mail, etc.

2. Both parties agree that the scope of application of the contact information of both parties specified in the first part of this contract. It includes all kinds of notices, contracts and other documents sent by both parties during non-litigation, including the service of relevant documents and legal documents in the event of a contract dispute, and all judicial procedures such as preservation, filing, first instance, second instance, retrial and execution procedure after the dispute enters the civil litigation procedure.

3. The contact information determined by the parties in the first part of this contract shall be the effective communication mode. If either party makes any change, it shall promptly notify the other party in writing. Otherwise, the service of the other party to the communication mode before the change according to the service mode agreed herein shall still be deemed as valid service, and the adverse consequences arising therefrom shall be borne by the party who fails to timely notify the party.

Xv. Application of law and dispute resolution methods

This Contract is governed by the laws of the People’s Republic of China. Any dispute arising out of this contract or in connection with this contract, the two parties shall first in the principle of mutual understanding and accommodation, negotiation, negotiation cannot solve, the dispute to the location of the local people’s court for settlement, the resulting including lawyer, legal costs, preservation fee, security, announcement, investigation, evaluation, travel, auction, enforcement fee all raise etc shall be borne by the losing party.

16. Other agreements

1. This contract shall come into force upon the signature of both parties (signature of natural person, official seal or special seal of legal person or other organization for contract). Upon mutual agreement of both parties, this contract may be supplemented or modified or terminated in advance.

2. For facilitate convenience, the contract and confirmation letter signed by both parties by fax, electronic scanning shall have the same legal effect ; to sign the contract by scanning data, telegram (including fax, electronic data exchange and email), both parties have the obligation to exchange the original contract to the other party by mail.

3. Party A understands that Party B has the needs of annual audit and other needs, so Party A shall not contact the advertising agency authorization / cancel the account regardless of whether the delivery is completed or whether the contract expires. If Party A needs to terminate the authorization or cancel the account, it shall notify Party B in writing 7 working days in advance and reserve time for Party B to keep the relevant information of the account.

4. The failure or delay of any party in exercising any of its rights, powers, indemnity or compensation under the Contract shall not be deemed to have exercised such rights, indemnity or compensation. The exercise of any party rights, powers, indemnification or compensation under this Contract in whole or in part shall not affect the exercise of other rights, powers, indemnity or compensation,

5. If any content of any clause under this Contract is judged to be invalid or unenforceable, then the other contents of this clause and other provisions of this Contract shall remain in full force and effect and be not subject to the contents of such invalid clause.

6. The title of each provisions of the Contract are for purposes only and shall not restrict, extend or other interpretation of the provisions of the Contract.

7. This contract is made in duplicate, with each party holding one copy and each copy having the same legal effect.

This page is a signing page (no text available below)

first party :

affix one’s seal :

authorized
representative:

Date: September 01,2022	Date: September 01,2022